Exhibit 99.2

October 11, 2005

Mr. Thomas A. Debrowski

Executive Vice President, Worldwide Operations

Mattel, Inc.

333 Continental Blvd.

El Segundo, CA 90245-5012

Re: Amendment to Your Employment Agreement

Dear Tom:

This letter constitutes an amendment to the Executive Employment Agreement (the “Employment Agreement”) dated November 13, 2000, between Mattel, Inc., a Delaware corporation (“Mattel”) and you.

Section 5(e) of the Employment Agreement currently includes the following text:

“(e) Change of Control. If, within 18 months following a Change of Control, the Executive terminates the Executive’s employment for Good Reason or Mattel or the surviving entity terminates the Executive’s employment other than for Cause or Disability:”

Section 5(e) is hereby amended by replacing the text quoted immediately above with the following:

“(e) Change of Control. If, within 18 months following a Change of Control, the Executive terminates the Executive’s employment for Good Reason, or Mattel or the surviving entity terminates the Executive’s employment other than for Cause or Disability, or within the 30 day period immediately following the six (6) month anniversary of a Change of Control the Executive terminates the Executive’s employment for any reason:”

If you accept this letter agreement, I would appreciate it if you would sign, date and return a copy to me.

Sincerely, MATTEL, INC.

By:	/s/ Alan Kaye
Name: Alan Kaye
Title: Senior Vice President, Human Resources

Agreed to and accepted by:

/s/ Thomas A. Debrowski
Thomas A. Debrowski Date: October 12, 2005